Exhibit 99.1

BIOVERIS COMPLETES MERGER WITH ROCHE

Gaithersburg, MD, June 26, 2007 – BioVeris Corporation (NASDAQ:  BIOV) announced today that on June 25, 2007, at a Special Meeting of Stockholders, the Company's stockholders voted to approve Roche's acquisition of BioVeris, and that the transaction was completed earlier today.

The acquisition will allow Roche Diagnostics to expand its immunochemistry business from the human diagnostic field into new market segments such as life science research, life science development, patient self testing, veterinary testing, drug discovery, drug development and clinical trials.  By acquiring BioVeris, Roche will own the complete patent estate of the electrochemiluminescence (ECL) technology deployed in its Elecsys product line which gives Roche Diagnostics the opportunity to fully exploit the entire immunochemistry market.

Samuel J. Wohlstadter, former Chairman and Chief Executive Officer of BioVeris, said:  “I am extremely pleased that this transaction was successfully completed.  I want to thank all of BioVeris’ customers, stockholders and employees for their support throughout this process.”

In connection with the transaction, two newly formed entities established by Mr. Wohlstadter purchased from BioVeris rights to certain intellectual property and related assets associated with BioVeris’s vaccines research and a non-exclusive limited license to use the ECL technology.  These transactions with Mr. Wohlstadter were approved by a Special Committee of independent directors of BioVeris’s board.

Based on the results of the voting at the special meeting of BioVeris stockholders, approximately 92% of the shares of BioVeris Common Stock and 100% of the shares of Series B Preferred Stock present and voting, in person or by proxy, at the special meeting voted in favor of the Merger Agreement.  The number of shares that voted to approve the Merger represents approximately 72% of the total number of outstanding shares of BioVeris Common Stock and 100% of the Series B Preferred Stock outstanding and entitled to vote as of May 17, 2007, the record date for the special meeting.

BioVeris has notified the NASDAQ Global Market of the closing of the transaction and expects that no further trading in BioVeris stock will occur after today and that its shares will no longer be listed.  Roche has appointed Computershare Inc. as paying agent, and, as soon as practicable, will mail a letter of transmittal and instructions to all BioVeris stockholders of record.  The letter of transmittal and instructions will contain information on how to surrender stock certificates representing shares of BioVeris Common Stock in exchange for $21.50 per share, without interest.  BioVeris' stockholders of record should wait until they receive the letter of transmittal before surrendering their stock certificates.  Stockholders who hold shares through a bank or broker will not have to take any action to have their shares exchanged for the merger consideration as such exchanges will be handled by the bank or broker.

About BioVeris Corporation

BioVeris Corporation is a global health care and biosecurity company developing proprietary technologies in diagnostics and vaccinology.  The Company is dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities.  BioVeris is headquartered in Gaithersburg, Maryland.  Further information about BioVeris is available at http://www.BioVeris.com.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world's leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics.  As the global leader in biotechnology, Roche contributes on a broad range of fronts to improving people's health and quality of life by supplying innovative products and services for the early detection, prevention, diagnosis and treatment of diseases.  Roche is the world leader in in-vitro diagnostics, the leading supplier of drugs for cancer and transplantation and a market leader in virology.  It is also engaged in other important therapeutic areas including autoimmune, inflammatory and metabolic disease and diseases of the central nervous system.  In 2006 sales by the Pharmaceuticals Division totaled 33.3 billion Swiss francs, and the Diagnostics Division posted sales of 8.7 billion Swiss francs.  Roche employs roughly 75,000 people worldwide and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai.  Additional information about the Roche Group is available on the Internet at www.roche.com.